EXHIBIT 99.1

S&W Secures Expanded Working Capital
Facility with KeyBank

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

Fresno, California - September 23, 2015 - S&W Seed Company (Nasdaq: SANW) today announced it has signed and closed a $20 million asset-based credit facility with KeyBank National Association ("KeyBank"). The new credit facility is being utilized to refinance the Company's existing Export-Import Bank-backed senior debt and provides additional borrowing capacity and financial flexibility to support S&W's growth objectives, including increasing seed production to expand revenue. KeyBank acted as sole lender.

Key terms of the agreement include:

  Expands S&W's working capital facility for its United States operations to $20 million from $14 million under its previous facility.
  The new facility has a variable interest rate based on a margin above short-term market rates (approximately 2.2% per annum at current market rates). A 75 basis point reduction in interest rate margin compared to the previous facility.
  The new facility does not rely on credit support from the EX-IM Bank.
  Provides a borrowing base equal to 85% of S&W's eligible accounts receivable (90%, if insured) and 65% of eligible inventory, subject to lender reserves.
  Provides a commitment period that extends through September 22, 2017.
  The facility is secured by all of S&W's assets, subject to certain existing security interests and exceptions.

Mark Grewal, chief executive officer of S&W Seed Company, commented, "This expanded working capital facility with KeyBank enables us to execute on a number of growth initiatives, including expansion of our contracted grower base, which will result in revenue growth opportunities. The agreement does not rely on the EX-IM Bank, provides for a borrowing base structure that efficiently uses our AR and inventory assets, while simultaneously allowing us to reduce our cost of borrowing by 75 basis points. We appreciate the commitment from KeyBank to be a strategic partner with S&W and support our growth into the future."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "The closing of the $20 million credit facility marks the beginning of a new, and we expect, long-term relationship between S&W Seed Company and KeyBank. We chose KeyBank as our new U.S. lender and financial partner because of their expertise as both an Agribusiness and Asset Based Lender. That expertise gives them a solid understanding of our specific business needs and allowed them to structure a credit facility that provides S&W with financial flexibility to execute on our growth objectives over the next two years. We appreciate the commitment that KeyBank has shown to us by providing a larger credit facility that is not dependent on EX-IM Bank support, and offers lower interest rates and attractive terms. This new credit facility will complement the existing working capital facilities that our subsidiary (Seed Genetics International) has with National Australia Bank."

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in Fresno, California. The Company's vision is to be the world's preferred proprietary seed company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia and three provinces in Canada, and S&W sells its seed products in more than 25 countries around the globe. Additionally, the Company is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, our Registration Statement on Form S-3 filed on January 30, 2015 and any amendment or supplements thereto, our Quarterly Report on Form 10-Q for the nine months ended March 31, 2015, and in other filings subsequently made by the Company with the Securities and Exchange Commission. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.